EXHIBIT 11
COMPUTATION OF PER SHARE DATA
(Unaudited)

                                                  Three Months Ended
                                                December 30,  December 31,
                                                    1995        1994

Net income (loss)                               $(198,000)    $2,114,000
                                                 =========     =========
Primary:
Weighted average number of common
shares outstanding                              18,174,787    14,549,749

Shares issuable upon conversion of  Series A
Convertible Preferred Stock                         -          1,033,968

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to
  be repurchased (at the average market price for
  the period) from exercise proceeds            273,626          728,468
                                                ----------     ----------
Shares used for computation                     18,448,413    16,312,185
                                                ==========    ==========
Income (loss) per share of common stock (primary):

          Net income (loss)                         $(.01)          $.13
                                                     ====            ===
Assuming full dilution:
Weighted average number of common shares
  outstanding                                   18,174,787    14,549,749

Shares issuable upon conversion of Series A
  Convertible Preferred Stock                      -           1,033,968

Shares issuable upon exercise of
 dilutive stock options and warrants -
 net of shares assumed to be repurchased
 (at the higher of period-end market
 price or the average market price for
 the period) from exercise proceeds                273,626       728,468
                                                 ----------     --------
Shares used for computation                      18,448,028   16,312,185
                                                 ==========   ==========
Income (loss) per share of common stock
  (assuming full dilution):

         Net income (loss)                          $(.01)         $.13
                                                     ====           ===